Exhibit 99.1

AMENDMENT TO THE

BYLAWS

OF

WATSCO, INC.

THIS AMENDMENT (the “Amendment”), made as of this 1st day of April, 2009 by WATSCO, INC. (hereinafter called the “Company”);

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company believes it to be in the best interests of the Company to amend the Bylaws of the Company in a manner set forth below; and

WHEREAS, the Bylaws of the Company permit such amendments to be effected by the Board of Directors.

NOW, THEREFORE, the Bylaws shall be amended as follows, effective as of April 1, 2009:

1. The words “Class A Common Stock” shall be deleted in their entirety throughout the Bylaws and the words “Common Stock” shall be inserted therefore.

2. Article I, Section (5)(i)(5) shall be deleted in its entirety and the following shall be added as the new Article I, Section (5)(i)(5):

“The holders of Common Stock and Class B Common Stock shall in all matters not specified in Sections (1), (2), (3) or (4) of this sub-paragraph (i) “Voting” vote together as a single class; provided that the holders of Common Stock shall have one (1) vote per share and the holders of Class B Common Stock shall have ten (10) votes per share.”

3. Article II, Section 3 shall be deleted in its entirety and the following shall be added as the new Article II, Section 3:

“In the interim, vacancies in the Board of Directors shall be filled by the majority vote of the remaining directors then in office. Vacancies created by the resignation, removal or incapacity of a director may be filled until the next annual meeting of stockholders. Vacancies created by an increase in the number of directors by the Board of Directors between annual stockholder meetings, shall be filled until the next annual meeting of stockholders.”

4. Article VIII shall be deleted in its entirety and the following shall be added as the new Article VIII:

“The power to amend, alter, and repeal these By-laws, and to adopt new By-Laws, shall be vested in the Board of Directors, provided, that any By-Laws, other than an initial By-Law, which alters the minimum and maximum number of directors and the election of directors by classes for staggered terms shall be adopted by the stockholders.”

5. In all other respects, the Bylaws shall remain unchanged by this Amendment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed the day and year first above written.

WATSCO, INC.

By:	/s/ Barry S. Logan
Barry S. Logan,
Senior Vice President